Exhibit 99.1

CPSI Announces Fourth Quarter and Year-end 2019 Results

Company Reports Record Operating Cash Flows, Targets Three-Year Average Organic Recurring Revenue Growth Rate of 5% to 8%

Highlights for Fourth Quarter 2019:

  Revenues of $70.6 million;
  Total bookings of $27.3 million; TruBridge bookings of $9.6 million;
  GAAP earnings per diluted share of $0.78 and non-GAAP earnings per diluted share of $0.78;
  GAAP net income of $11.2 million and Adjusted EBITDA of $14.8 million; and
  Cash provided by operations of $18.1 million.

MOBILE, Ala.--(BUSINESS WIRE)--February 11, 2020--CPSI (NASDAQ: CPSI), a community healthcare solutions company, today announced results for the fourth quarter and year ended December 31, 2019.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.10 per share, payable on March 6, 2020, to stockholders of record as of the close of business on February 21, 2020.

Total revenues for the fourth quarter ended December 31, 2019, were $70.6 million, compared with total revenues of $72.3 million for the prior-year quarter. GAAP net income for the fourth quarter ended December 31, 2019, was $11.2 million, or $0.78 per diluted share, compared with $7.6 million, or $0.54 per diluted share, for the fourth quarter ended December 31, 2018. Cash provided by operations for the fourth quarter of 2019 was $18.1 million, compared with $9.1 million for the prior-year quarter.

Total revenues for the twelve months ended December 31, 2019, were $274.6 million, compared with total revenues of $280.4 million for the prior year. GAAP net income for the twelve months ended December 31, 2019, was $20.5 million, or $1.43 per diluted share, compared with $17.6 million, or $1.26 per diluted share, for the twelve months ended December 31, 2018. Cash provided by operations for the twelve months ended December 31, 2019 was $43.6 million, compared with $23.9 million for the prior year.

“We are very pleased with our fourth quarter results that contributed to a strong finish for the second half of 2019,” said Boyd Douglas, president and chief executive officer of CPSI. “The quarter was highlighted by $27.3 million in software and services bookings, bringing our total bookings for the second half of the year to $51.0 million, which is roughly 20% growth over the second half of 2018. In addition, the inroads we made this year outside the U.S. are encouraging milestones for our continued expansion into international markets over the next five to ten years.”

Commenting on the Company’s financial performance for the quarter, Matt Chambless, chief financial officer of CPSI, stated, “The fourth quarter ended with solid metrics across the board, including a record $18.1 million of operating cash flows for the period, bringing full year operating cash flows to nearly double the amount from 2018. With a strong pipeline of new business opportunities, a growing recurring revenue base, and a comfortable leverage profile with ample capacity to deploy capital, we are well‑positioned for future growth and increasing shareholder value.”

Looking forward, the Company expects to achieve three-year average annual organic recurring revenue growth of 5% to 8%. The continued growth of TruBridge among both existing and new customers, the accelerating shift in software and support revenues from license to SaaS, and opportunities to expand internationally will drive recurring revenue growth over this period. With the expected transition to a greater percentage of SaaS revenue, the Company is projecting a positive impact on recurring revenue but a negative impact on total revenue and, at least initially, on margin expansion.

For 2020, the Company anticipates recurring revenue growth at the low end of the long-term guidance and total revenue of $280 to $290 million, as the exact pace of the SaaS transition remains uncertain. GAAP net margin is expected to be 7% to 8% and Adjusted EBITDA margin is expected to be 18% to 19%, reflecting margin compression from the SaaS transition.

Douglas concluded, “In 2019, TruBridge made meaningful year-over-year progress in bookings and revenue, which is important as our services business is a key driver to our growth strategy. We believe our increased focus on operational efficiencies, continued emphasis on expanding recurring revenue and the opportunities in our services business position CPSI to deliver sustainable and profitable growth in 2020 and beyond. As always, our top priority is driving long-term value for our clients and shareholders.”

CPSI will hold a live webcast to discuss fourth quarter 2019 results today, Tuesday, February 11, 2020, at 4:30 p.m. Eastern Time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare solutions and services for community hospitals, their clinics and post‑acute care facilities. Founded in 1979, CPSI offers its products and services through four companies – Evident, LLC; American HealthTech, Inc.; TruBridge, LLC; and iNetXperts, Corp., d/b/a Get Real Health. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive acute care EHR solutions and related services for community hospitals and their physician clinics. American HealthTech is one of the nation’s largest providers of EHR solutions and related services for post-acute care facilities. TruBridge focuses on providing business management, consulting and managed IT services, along with its complete RCM solution, for all care settings. Get Real Health delivers technology solutions aimed at improving patient engagement for individuals and healthcare providers. For more information, visit www.cpsi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “projects,” “targets,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected revenues, earnings, margins, costs, expenditures, cash flows, growth rates, the Company’s level of recurring and non‑recurring revenue, bookings, and customer retention rates, the Company’s shareholder returns and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry, including the continuing effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; government regulation of our products and services and the healthcare and health insurance industries, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; saturation of our target market and hospital consolidations; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; our substantial indebtedness, and our ability to incur additional indebtedness in the future; our potential inability to generate sufficient cash in order to meet our debt service obligations; restrictions on our current and future operations because of the terms of our senior secured credit facilities; market risks related to interest rate changes; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; failure of our products to function properly resulting in claims for medical and other losses; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; failure to maintain customer satisfaction through new product releases free of undetected errors or problems; failure to convince customers to migrate to current or future releases of our products; interruptions in our power supply and/or telecommunications capabilities, including those caused by natural disaster; our ability to attract and retain qualified client service and support personnel; failure to properly manage growth in new markets we may enter; misappropriation of our intellectual property rights and potential intellectual property claims and litigation against us; changes in accounting principles generally accepted in the United States; significant charges to earnings if our goodwill or intangible assets become impaired; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Relative to our dividend policy, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our leverage, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Sales revenues:
System sales and support	$41,475	$47,242	$165,352	$180,164
TruBridge	29,163	25,085	109,282	100,247
Total sales revenues	70,638	72,327	274,634	280,411

Costs of sales:
System sales and support	19,102	18,445	73,872	75,984
TruBridge	14,956	14,198	56,617	54,699
Total costs of sales	34,058	32,643	130,489	130,683

Gross profit	36,580	39,684	144,145	149,728

Operating expenses:
Product development	9,178	8,995	36,861	36,371
Sales and marketing	6,612	7,935	27,774	30,713
General and administrative	9,012	10,514	43,921	47,275
Amortization of acquisition-related intangibles	2,866	2,592	11,006	10,487
Total operating expenses	27,668	30,036	119,562	124,846

Operating income	8,912	9,648	24,583	24,882

Other income (expense):
Other income	272	210	807	803
Gain on contingent consideration	5,000	-	5,000	-
Interest expense	(1,425)	(1,963)	(6,694)	(7,577)
Total other income (expense)	3,847	(1,753)	(887)	(6,774)

Income before taxes	12,759	7,895	23,696	18,108
Provision for income taxes	1,533	307	3,228	476
Net income	$11,226	$7,588	$20,468	$17,632

Net income per common share:
Basic	$0.78	$0.54	$1.43	$1.26
Diluted	$0.78	$0.54	$1.43	$1.26

Weighted average shares outstanding used in per common share computations:
Basic	13,830	13,606	13,778	13,561
Diluted	13,830	13,630	13,778	13,568

COMPUTER PROGRAMS AND SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	Dec. 31, 2019	Dec. 31, 2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,357	$5,732
Accounts receivable, net of allowance for doubtful accounts of $2,078 and $2,124, respectively	38,819	40,474
Financing receivables, current portion, net	12,032	15,059
Inventories	1,426	1,498
Prepaid income taxes	1,337	2,120
Prepaid expenses and other	5,861	5,055
Total current assets	66,832	69,938

Property and equipment, net	11,593	10,875
Operating lease assets	7,800	-
Financing receivables, net of current portion	18,267	19,263
Other assets, net of current portion	1,771	995
Intangible assets, net	83,110	86,226
Goodwill	150,216	140,449
Total assets	$339,589	$327,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,804	$5,668
Current portion of long-term debt	8,430	6,486
Deferred revenue	8,628	10,201
Accrued vacation	4,301	3,929
Other accrued liabilities	11,767	12,219
Total current liabilities	41,930	38,503

Long-term debt, less current portion	99,433	124,583
Operating lease liabilities, net of current portion	6,256	-
Deferred tax liabilities	7,623	4,877
Total liabilities	155,242	167,963

Stockholders’ Equity
Common stock, $0.001 par value; 30,000 shares authorized; 14,356 and 14,083 shares issued and outstanding	14	14
Additional paid-in capital	174,618	164,793
Retained earnings (accumulated deficit)	9,715	(5,024)
Total stockholders’ equity	184,347	159,783
Total liabilities and stockholders’ equity	$339,589	$327,746

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended December 31,
	2019	2018
Operating activities:
Net income	$20,468	$17,632
Adjustments to net income:
Provision for bad debt	2,348	3,176
Deferred taxes	1,011	(364)
Stock-based compensation	9,822	9,715
Depreciation	1,407	1,795
Amortization of acquisition-related intangibles	11,006	10,487
Amortization of deferred finance costs	345	345
Gain on contingent consideration	(5,000)	-
Changes in operating assets and liabilities:
Accounts receivable	641	(3,898)
Financing receivables	3,053	(9,473)
Inventories	72	(81)
Prepaid expenses and other	(1,475)	549
Accounts payable	2,542	(1,952)
Deferred revenue	(2,003)	264
Other liabilities	(1,418)	(1,336)
Income taxes payable	782	(2,930)
Net cash provided by operating activities	43,601	23,929

Investing activities:
Purchases of property and equipment	(1,760)	(978)
Purchase of business, net of cash received	(10,733)	-
Net cash used in investing activities	(12,493)	(978)

Financing activities:
Dividends paid	(5,729)	(5,620)
Payments of long-term debt principal	(13,609)	(13,105)
Proceeds from revolving line of credit	11,000	7,300
Payments of revolving line of credit	(20,693)	(5,590)
Payments on capital lease	(250)	(315)
Payments of contingent consideration	(206)	(409)
Proceeds from exercise of stock options	3	-
Net cash used in financing activities	(29,484)	(17,739)

Net increase in cash and cash equivalents	1,624	5,212

Cash and cash equivalents, beginning of period	5,732	520
Cash and cash equivalents, end of period	$7,356	$5,732

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
Consolidated Bookings
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
System sales and support(1)	$17,638	$15,863	$52,306	$62,764
TruBridge(2)	9,637	7,752	27,209	25,244
Total	$27,275	$23,615	$79,515	$88,008

(1) Generally calculated as the total contract price (for system sales) and annualized contract value (for support).
(2) Generally calculated as the total contract price (for non-recurring, project-related amounts) and annualized contract value (for recurring amounts).

Bookings Composition
(In thousands, except per share data)

Three Months Ended December 31, 2019
System sales and support
Non-subscription sales(1)	$11,666
Subscription sales(2)	5,972
TruBridge
Net new(3)	2,523
Cross-sell(3)	7,114
Total	$27,275
(1) Represents nonrecurring revenues that generally exhibit a timeframe for bookings-to-revenue conversion of five to six months following contract execution.

(2) Represents recurring revenues to be recognized on a monthly basis over a weighted-average contract period of five years, with a start date in the next 12 months and an average timeframe for commencement of bookings-to-revenue conversion of five to six months following contract execution.

(3) “Net new” represents bookings from outside the Company’s core EHR client base, and “Cross-sell” represents bookings from existing EHR customers. In each case, generally comprised of recurring revenues to be recognized ratably over a one-year period and an average timeframe for commencement of bookings-to-revenue conversion of four to six months following contract execution.

Thrive Acute Care EHR Go-Live License Mix

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
SaaS(1)	7	1	12	3
Perpetual license(2)	6	11	16	23
Total	13	12	28	26
(1) Exhibit revenue attribution that is recurring in nature.
(2) Exhibit revenue attribution that is nonrecurring in nature.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Reconciliation of Non-GAAP Financial Measures
(In thousands)

Adjusted EBITDA	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income, as reported	$11,226	$7,588	$20,468	$17,632
Depreciation expense	323	379	1,407	1,795
Amortization of acquisition-related intangible assets	2,866	2,592	11,006	10,487
Stock-based compensation	2,524	2,412	9,822	9,715
Severance and other nonrecurring charges	215	270	3,143	1,186
Interest expense and other, net	1,153	1,753	5,887	6,774
Gain on contingent consideration	(5,000)	-	(5,000)	-
Provision for income taxes	1,533	307	3,228	476
Adjusted EBITDA	$14,840	$15,301	$49,961	$48,065

The performance measure of Adjusted EBITDA, as presented above, excludes the cash benefits derived from the utilization of net operating loss carryforwards acquired in the Company’s acquisition of Healthland in 2016 (“NOL Utilization”). However, NOL Utilization is included as an adjustment to net income in order to calculate Consolidated EBITDA per the terms of our credit facility. NOL Utilization was approximately $0.8 million and $3.3 million for the three months and twelve months ended December 31, 2019, respectively, compared with $0.9 million and $3.3 million for the three and twelve months ended December 31, 2018, respectively.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data)

Non-GAAP Net Income and Non-GAAP Earnings Per Share (“EPS”)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income, as reported	$11,226	$7,588	$20,468	$17,632
Pre-tax adjustments for Non-GAAP EPS:
Amortization of acquisition-related intangible assets	2,866	2,592	11,006	10,487
Stock-based compensation	2,524	2,412	9,822	9,715
Severance and other nonrecurring charges	215	270	3,143	1,186
Non-cash interest expense	86	86	345	345
After-tax adjustments for Non-GAAP EPS:
Tax-effect of pre-tax adjustments, at 21%	(1,195)	(1,126)	(5,106)	(4,564)
Tax shortfall from stock-based compensation	-	2	186	396
Gain on contingent consideration	(5,000)	-	(5,000)	-
Valuation allowance for state NOLs	-	(1,149)	-	(1,149)
Non-GAAP net income	$10,722	$10,675	$34,864	$34,048
Weighted average shares outstanding, diluted	13,830	13,630	13,778	13,568
Non-GAAP EPS	$0.78	$0.78	$2.53	$2.51

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures that are prepared in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management uses these non-GAAP financial measures in order to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. In addition, management understands that some investors and financial analysts find these non-GAAP financial measures helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

As such, to supplement the GAAP information provided, we present in this press release the following non‑GAAP financial measures: Adjusted EBITDA, Non-GAAP net income, and Non-GAAP earnings per share (“EPS”).

We calculate each of these non-GAAP financial measures as follows:

  Adjusted EBITDA – Adjusted EBITDA consists of GAAP net income (loss) as reported and adjusts for (i) depreciation; (ii) amortization of acquisition-related intangible assets; (iii) stock-based compensation; (iv) severance and other non-recurring expenses; (v) interest expense and other, net; (vi) gain on contingent consideration relating to acquisition activity; and (vii) the provision for income taxes.
  Non-GAAP net income – Non-GAAP net income consists of GAAP net income (loss) as reported and adjusts for (i) amortization of acquisition-related intangible assets; (ii) stock-based compensation; (iii) severance and other non-recurring expenses; (iv) non-cash charges to interest expense; and (v) the total tax effect of items (i) through (iv). Adjustments to Non-GAAP net income also include the after-tax effect of the shortfall from stock-based compensation, gain on contingent consideration relating to acquisition activity, and changes in valuation allowances for certain state NOLs acquired in the Healthland acquisition.
  Non-GAAP EPS – Non-GAAP EPS consists of Non-GAAP net income, as defined above, divided by weighted average shares outstanding (diluted) in the applicable period.

Certain of the items excluded or adjusted to arrive at these non-GAAP financial measures are described below:

  Amortization of acquisition-related intangible assets – Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. We exclude acquisition-related amortization expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.
  Stock-based compensation – Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. We exclude stock-based compensation expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.
  Severance and other non-recurring expenses – Non-recurring expenses relate to certain severance and other charges incurred in connection with activities that are considered one-time. We exclude non-recurring expenses and transaction-related costs from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods.
  Non-cash charges to interest expense and other – Non-cash charges to interest expense and other includes amortization of deferred debt issuance costs. We exclude non-cash charges to interest expense and other from non-GAAP financial measures because we believe these non-cash amounts relate to specific transactions and, as such, may not directly correlate to the underlying performance of our business operations.
  Tax shortfall (excess tax benefit) from stock-based compensation – ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, became effective for the Company during the first quarter of 2017 and changes the treatment of tax shortfall and excess tax benefits arising from stock-based compensation arrangements. Prior to ASU 2016-09, these amounts were recorded as an increase (for excess benefits) or decrease (for shortfalls) to additional paid-in capital. With the adoption of ASU 2016‑09, these amounts are now captured in the period’s income tax expense. We exclude this component of income tax expense from non-GAAP financial measures because we believe (i) the amount of such expenses or benefits in any specific period may not directly correlate to the underlying performance of our business operations; (ii) such expenses or benefits can vary significantly between periods as a result of the valuation of grants of new stock-based awards, the timing of vesting of awards, and periodic movements in the fair value of our common stock; and (iii) excluding these amounts assists in the comparability between current period results and results during periods prior to the adoption of ASU 2016-09.
  Gain on contingent consideration – The purchase agreement for our acquisition of Get Real Health in 2019 contained contingent consideration, or “earnout,” provisions whereby the previous shareholders of Get Real Health would receive additional consideration at the conclusion of 2019, depending upon the achievement of certain profitability targets. After the initial measurement period, U.S. GAAP requires that any adjustments to the estimated fair value of this contingent liability, including upon final determination of amounts due, should be recorded in the relevant period’s earnings. We exclude gains on contingent consideration from non-GAAP financial measures because we believe (i) the amount of such gains in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such gains can vary significantly between periods.
  Valuation allowance for state NOLs – As part of the Healthland acquisition in 2016, we acquired certain state NOLs for which a valuation allowance was established in purchase accounting related to states which do not permit consolidated returns and for which projected taxable income results in a conclusion that some of these NOLs will expire unused. We exclude the impact on our periodic income tax expense arising from changes in these valuation allowances as we believe such amounts (i) are nonrecurring in nature and (ii) are not indicative of that period’s underlying performance or ongoing operations.

Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends, in particular the extent to which ongoing operations impact our overall financial performance. In addition, management may use Adjusted EBITDA, Non-GAAP net income and/or Non-GAAP EPS to measure the achievement of performance objectives under the Company’s stock and cash incentive programs. Note, however, that these non-GAAP financial measures are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Additionally, there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of the non-GAAP financial measures presented in this press release. Investors and potential investors are encouraged to review the “Unaudited Reconciliation of Non-GAAP Financial Measures” above.

Contacts

Tracey Schroeder
Chief Marketing Officer
Tracey.schroeder@cpsi.com
(251) 639-8100